UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 29, 2019 (January 23, 2019)
____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02	Results of Operations and Financial Condition.

Attached hereto as Exhibit 99.1 and incorporated by reference herein is the text of the press release of National Instruments Corporation ("NI"), dated January 29, 2019, regarding financial results for NI's fourth fiscal quarter ended December 31, 2018.

The information in the press release attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2019, the Board of Directors of NI approved an increase in the authorized number of members of the Board by one director, from eight to nine directors.  This resulted in two vacancies on the Board.   On January 23, 2019, the Board appointed James E. Cashman, III and Liam K. Griffin to the Board to fill these vacancies, effective March 1, 2019.

Mr. Cashman, age 65, is Chairman of ANSYS Inc, an engineering simulation software company.  Prior to becoming Chairman of ANSYS in January 2017, Mr. Cashman was the Chief Executive Officer and a director of ANSYS from February 2000 through December 2016.  Prior to his general management role with ANSYS, Mr. Cashman served as Senior Vice President of Operations of ANSYS from September 1997 to April 1999.  He also served from 1995 to 1997 as Vice President of Marketing and International Operations at PAR Technology Corporation, a computer software and hardware company, and from 1992 to 1994 he was Vice President of Product Development and Marketing at Metaphase Technology, Inc., a product data management company, which was a joint venture of Structural Dynamics Research Corporation and Control Data Systems.  From 1976 to 1992 he worked in various sales and technical positions at Structural Dynamics Research Corporation, a computer-aided design company.  Mr. Cashman holds a bachelor's degree in Mechanical Engineering and a master's degree in Business Administration, both from the University of Cincinnati.

Mr. Cashman will serve as a Class I director, with a term expiring at NI's 2019 annual meeting of stockholders and the Board has nominated Mr. Cashman for election to a three year term at such annual meeting.  The Board has not appointed Mr. Cashman to serve on any committees of the Board at this time.  There are no arrangements or understandings related to Mr. Cashman pursuant to which he was selected as a director, he has no family relationship with any of NI's directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Mr. Cashman will receive standard compensation and equity awards available to non-employee directors of NI.

Mr. Griffin, age 52, is Chief Executive Officer and President of Skyworks Solutions, Inc., a producer of analog semiconductors.   Mr. Griffin also serves on the board of directors of Skyworks.  Prior to his appointment as Chief Executive Officer and to the board of directors of Skyworks in May 2016, he had served as President of Skyworks since May 2014.  Mr. Griffin also served in the following positions at Skyworks: from November 2012 to May 2014, as Executive Vice President and Corporate General Manager, from May 2011 to November 2012, as Executive Vice President, High Performance Analog, and from August 2001 to May 2011, as Senior Vice President of Sales and Marketing.  He also served from 1995 to 2001 as Vice President of North American Sales and then Vice President of Worldwide Sales at Vectron International, a division of Dover Corp.  Prior to that, Mr. Griffin was a Marketing Manager at AT&T Microelectronics, Inc. and a Product and Process Engineer at AT&T Network Systems.  Mr. Griffin holds a bachelor's degree in Mechanical Engineering from the University of Massachusetts-Amherst and a master's degree in Business Administration from Boston University.  He is currently a director of Vicor Corp., a publicly traded company.

Mr. Griffin will serve as a Class I director, with a term expiring at NI's 2019 annual meeting of stockholders and the Board has nominated Mr. Griffin for election to a three year term at such annual meeting.  The Board has not appointed Mr. Griffin to serve on any committees of the Board at this time.  There are no arrangements or understandings related to Mr. Griffin pursuant to which he was selected as a director, he has no family relationship with any of NI's directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  NI has a commercial relationship with Skyworks and received revenue of approximately $3.6 million ($3.4 million net of credits) from sales to Skyworks in the ordinary course of business for the year ended December 31, 2018.  Mr. Griffin will receive standard compensation and equity awards available to non-employee directors of NI.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 29, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ Alex M. Davern
Name: Alex M. Davern Title: Chief Executive Officer

Date:  January 29, 2019